Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Thousands of Dollars, Except Share Information)	2020	2019	2020	2019
Operating Revenues	$1,953,128	$1,884,495	$4,326,854	$4,300,287

Operating Expenses:
Purchased Power, Fuel and Transmission	630,132	620,904	1,506,703	1,595,786
Operations and Maintenance	332,055	328,010	674,117	663,606
Depreciation	240,516	219,084	476,727	434,032
Amortization	23,397	38,945	73,172	109,906
Energy Efficiency Programs	115,354	105,837	263,747	245,953
Taxes Other Than Income Taxes	178,019	181,083	359,613	365,672
Impairment of Northern Pass Transmission	?	239,644	?	239,644
Total Operating Expenses	1,519,473	1,733,507	3,354,079	3,654,599
Operating Income	433,655	150,988	972,775	645,688
Interest Expense	134,285	132,705	269,000	264,438
Other Income, Net	30,243	45,866	54,347	76,850
Income Before Income Tax Expense	329,613	64,149	758,122	458,100
Income Tax Expense	75,501	30,815	167,379	114,209
Net Income	254,112	33,334	590,743	343,891
Net Income Attributable to Noncontrolling Interests	1,880	1,880	3,759	3,759
Net Income Attributable to Common Shareholders	$252,232	$31,454	$586,984	$340,132

Basic and Diluted Earnings Per Common Share	$0.75	$0.10	$1.75	$1.07

Weighted Average Common Shares Outstanding:
Basic	337,946,663	319,664,998	334,524,452	318,644,796
Diluted	338,561,649	320,388,490	335,749,404	319,352,287

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.